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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of report: October 16, 1996
     (Date of earliest event reported)




                          NORTH EAST INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)


            Maine                      0-11184                  01-0278387
(State or other jurisdiction of      (Commission              (I.R.S. Employer
 incorporation or organization)       File No.)              Identification No.)


                    482 Payne Road, Scarborough, Maine 04074
               (Address of principal executive offices) (Zip code)


Registrant's telephone number: (207) 883-2232


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Item 5. Other Events.

North East Insurance Company ("NEIC" or the "Company") has decided to discontinue its proposed private placement of stock and to consider alternative transactions for raising capital.

As previously reported, NEIC last June commenced a private placement of up to
1.5 million shares of its Common Stock. The offering price (as later amended) was $1.25 per share, reflecting a discount from prevailing open-market trading prices for NEIC stock due to applicable restrictions on transferability of the offered shares.

As previously reported, the Company and Ballantrae Partners, LLC ("Ballantrae") as of August 22, 1996 entered into a Standstill Agreement concerning future ownership and control of NEIC stock. The Standstill Agreement provided, among other things, for certain changes in the private placement -- namely, that the Company would sell not more than 800,000 shares through the private placement to other investors, and an additional 400,000 shares to Ballantrae at $1.25 per share. (Ballantrae last May had entered into a Purchase Agreement to acquire 810,000 shares of NEIC stock from Bernard D. Gershuny, approximately 27% of the NEIC shares then outstanding. Further information concerning the Purchase Agreement and the Standstill Agreement is contained in prior Form 8-K reports of the Company and in Ballantrae's amended Schedule 13D report.)

Following announcement of the Standstill Agreement, the Company received letters from Texas Capital Securities objecting to continuation of the private placement and the proposed issuance of shares to Ballantrae. Texas Capital Securities is a registered broker-dealer that currently is the principal market maker for NEIC stock. At around the same time, the Company also received objections from RFBK Partners, a partnership that (according to a Schedule 13D report filed by it) had recently bought approximately 6% of the outstanding NEIC stock through open-market purchases at between $1.75 and $2.00 per share.

The Company's decision to discontinue the private placement was based upon a number of factors, including changes in prevailing trading prices for NEIC stock since the commencement date of the offering, continued increases in retained earnings since such date due to favorable operating results, the status of Ballantrae's pending proposal to acquire Mr. Gershuny's stock and the execution of a Standstill Agreement with Ballantrae regarding future control of the Company, management's assessment of the prospects for achieving future improvements in the A.M. Best rating for the Company even without the private placement, costs associated with a further change in the terms of the private


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placement, potential costs of threatened litigation over the private placement, possible alternative capital raising transactions, and other factors.

With regard to Ballantrae's purchase of the Gershuny shares, the Maine Bureau of Insurance on September 20, 1996 issued an Order approving that proposed transaction. Both the Purchase Agreement and the Order are subject to further conditions that have not yet been satisfied, including a requirement under applicable law to obtain prior regulatory approval from the New York Insurance Department. On or around August 23, 1996, Ballantrae filed its application with the Department seeking such approval. To the Company's knowledge, the Department has not yet acted on this application.

The Purchase Agreement also contains a condition that approval be obtained from the U.S. Bankruptcy Court for the Eastern District of New York in a bankruptcy-related action involving Mr. Gershuny's shares. To the Company's knowledge, that condition has not yet been satisfied or waived by the parties.



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                     NORTH EAST INSURANCE COMPANY


Date: October 21, 1996               By: /s/ Graham S. Payne
                                        Graham S. Payne
                                         Treasurer and Chief
                                         Financial Officer